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                               EXHIBIT 99.1

Naperville, IL 12/3/96:

Chicago Rivet & Machine Co. (AMEX, symbol CVR) announced today that it has closed the previously announced purchase of substantially all of the operating assets of H & L Tool Company, Inc. of Madison Heights, Michigan. As previously announced, the purchase price, subject to certain post-closing adjustments, was approximately $19 million. The transaction was financed by a combination of outside borrowing of $9 million, approximately $4.9 million of available cash, a $4.8 million credit against the purchase price in consideration of H & L Tool's retention of all cash and cash equivalents and the assumption of certain liabilities of approximately $300,000. The assets purchased include all of H & L Tool's production equipment and facilities located in Madison Heights Michigan. Chicago Rivet intends to continue operations at that location under the H & L Tool name.

Chicago Rivet & Machine Co. is a manufacturer of rivets, cold-formed fasteners and automated assembly equipment primarily for the automotive and appliance industries. H & L Tool Company Inc., established in 1946, manufactures specialty cold-formed fasteners and screw machine products primarily serving the automotive industry.


For further information, contact:

John C. Osterman
President, Chicago Rivet & Machine Co.
630-357-8500